Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway — Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY INITIATES SECTION 363 SALE PROCESS
Seeks Bankruptcy Court Approval for Sale of Assets for a Minimum of $33 Million
Warner Bros. Entertainment Emerges as “Stalking Horse” Bidder
CHICAGO — May 21, 2009 — Midway Games Inc. today announced that it has entered into a “stalking horse” asset purchase agreement with Warner Bros. Entertainment Inc., a subsidiary of Time Warner, Inc. (NYSE:TWX), and filed a sale and bid procedures motion with the Bankruptcy Court to conduct the sale of the Company’s assets pursuant to Section 363 of the United States Bankruptcy Code. The bid procedures will provide for notice to be given to third parties of the pending sale to Warner Bros. Entertainment and offer the opportunity for interested parties to bid on the Company’s assets.
Under the agreement, Warner Bros. Entertainment would acquire substantially all of the Company’s U.S. assets including its Mortal Kombat franchise and its development studios in Chicago and Seattle for a purchase price of $33,000,000, subject to adjustment as of the closing for changes in inventory, plus the agreed value of the Company’s U.S. account receivables. The agreement does not include the Company’s development studio in San Diego and the TNA franchise games, nor does it include the Company’s development studio in Newcastle which had developed the Company’s recently released Wheelman game.
Prior to court approval of the Warner agreement, there will be a court-supervised auction process to facilitate competitive bidding by other qualified buyers. This process is intended to achieve the highest value possible for the Company’s stakeholders. The bidding procedures, if approved, would require interested parties to submit binding offers to acquire some or all of the Company’s assets within approximately 30 days of court approval of the bid procedures. Assuming qualified bids are submitted, an auction would be held a few days prior to the sale hearing. A court hearing approving the sale to the winning bidder or bidders would be held soon after the conclusion of the auction, followed by a final closing.
Once the bid procedures have been approved by the Bankruptcy Court, the Company will announce the initiation of the formal bidding process, and at such time interested parties will be asked to contact the Company’s financial advisor, Lazard, for more information on the bidding process.
About Midway
Midway Games Inc. (OTC Pink Sheets: MWYGQ), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, without limitation, the Company’s beliefs concerning future business conditions, outlook based on currently available information and statements regarding the Company’s expectations concerning the bankruptcy process. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties. These risks and uncertainties, include, without limitation, (1) the ability of the Company to continue as a going concern or to sell substantially all of its assets as a going concern; (2) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (3) the ability of the Company to use the purported cash collateral of its purported secured creditor; (4) the ability of the Company to obtain court approval of its motions in the Chapter 11 cases pursued by it from time to time; (5) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, or the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (6) the ability of the Company to continue to do business with its vendors and service providers; (7) the ability of the Company to maintain contracts that are critical to its operations; (8) potential adverse developments with respect to the Company’s liquidity or results of operations; (9) the ability of the Company to fund and execute its business plan; (10) the ability of the Company to retain and compensate key executives and other key employees; (11) the ability of the Company to attract and retain customers; and (12) any further deterioration in the macroeconomic environment or consumer confidence. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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